Exhibit 4.5

EXECUTION VERSION

SERIES D PREFERRED SHARE PURCHASE AGREEMENT

DIRECTOUCH HOLDINGS LIMITED

DIRECTOUCH MANAGEMENT LIMITED

BEIJING CHUKONG AIPU TECHNOLOGY CO. LTD.

BEIJING CHUKONG TECHNOLOGY CO. LTD.

BEIJING WAN’AI INTERNET TECHNOLOGY CO. LTD.

CHENGDU CHUKONG TECHNOLOGY CO. LTD.

XIAMEN YAJI SOFTWARE CO. LTD.

BEIJING TIANSHENGCHENGYE INFORMATION TECHNOLOGY CO. LTD.

CHEN HAOZHI

LIU GUANQUN

MA FEI

DIRECTOUCH SUCCESS PARTNERS LIMITED

DIRECTOUCH GROUP LIMITED

DIRECTOUCH DEVELOPMENT GROUP LIMITED

And

BRIGHTFISH INVESTMENT LTD

GGV CAPITAL IV L.P.

GGV CAPITAL IV ENTREPRENEURS FUND L.P.

GGV CT LIMITED

STEAMBOAT VENTURES V, L.P.

NORTHERN LIGHT VENTURE CAPITAL II, LTD.

Dated September 13, 2013

US$ 50,000,000.00

SERIES D PREFERRED SHARES

Table of Contents

1.	AGREEMENT TO PURCHASE AND SELL SHARES	7

2.	CLOSING OF SHARE SUBSCRIPTION	8

3.	REPRESENTATIONS AND WARRANTIES OF COVENANTORS	8

4.	REPRESENTATIONS AND WARRANTIES OF THE INVESTOR	24

5.	COVENANTS OF THE COVENANTORS	24

6.	CONDITIONS TO INVESTORS’ OBLIGATIONS AT THE CLOSING	29

7.	CONDITIONS TO GROUP COMPANIES’ OBLIGATIONS AT THE CLOSING	31

8.	INDEMNIFICATION	32

9.	CONFIDENTIALITY AND NON-DISCLOSURE	33

10.	MISCELLANEOUS	34

Exhibits

Exhibit A	Schedule of Founders

Exhibit B	Schedule of Investors

Exhibit C	Restated Articles

Exhibit D	Disclosure Schedule

Exhibit E	Fully-Diluted Share Capital of the Company upon Closing

Exhibit F	Shareholders Agreement

Exhibit G	List of Key Employees

Exhibit H	List of Trademark License

Exhibit I	List of Intellectual Properties held by certain individuals and Group Company other than WFOE

Exhibit J	Key Employees’ Non-compete and Full-time Undertaking Letter

Exhibit K	Indemnification Agreement

Table of Defined Terms

Terms	Cross Reference in Agreement
Act	Section 3.5(b)
Action	Section 3.10
Affiliate	Section 3.18(a)
Agreement	Preamble
Associate	Section 3.18(a)
Board	Section 5.5
Business Day	Section 1.2(b)
BVI 1	Preamble
BVI 2	Preamble
BVI 3	Preamble
BVI Companies	Preamble
Closing	Section 2.1
Closing Date	Section 1.2
Chukong	Preamble
Code	Section 3.17 (c)
Company	Preamble
Company Proprietary Assets	Section 3.8(a)
Constitutional Documents	Section 3.12
Controlling Documents	Section 3.2(a)(ix)
Conversion Shares	Section 1.2(b)
Covenantors	Section 3
Disclosing Party	Section 9.4
Disclosure Schedule	Section 3
Earn-Out ESOP	Section 5.14
Employment Agreement	Section 3.19(b)
ESOP	Section 3.2(a)(vi)
FCPA	Section 5.28
Financing Terms	Section 9.1
Founder	Preamble
Government Official	Section 3.11(b)
Group Company	Preamble
Group Companies	Preamble

Group Company Contracts	Section 3.12
HK Co.	Preamble
Indemnification Cap	Section 8.3
Indemnified Parties	Section 8.2
Investor	Preamble
Key Employee	Section 3.19(b)
knowledge	Section 3
Last Accounts	Section 3.15
Last Accounts Date	Section 3.15
License	Section 3.8(d)
Losses	Section 8.3
material	Section 3.9
Material Adverse Effect	Section 3.9
NLVC	Section 3.2(a)(vi)
Ordinary Shares	Section 3.2(a)(i)
PFIC	Section 3.17(c)
PRC Companies	Preamble
PRC GAAP	Section 3.15
PRC Subsidiaries	Preamble
Principal Business	Recitals
Proceeds	Section 5.2
Proprietary Assets	Section 3.8(a)
Purchase Shares	Section 1.2(b)
Qualified IPO	has the meaning given to such term in the Restated Articles
Registered Intellectual Property Section 3.8(a)
Restated Articles	Section 1.1
SAFE	Section 3.25(c)
SAFE Cir. 75	Section 3.24
Series A Director	Section 6.14
Series A Preferred Shares	Section 3.2(a)(ii)
Series B Director	Section 6.14
Series B Preferred Shares	Section 3.2(a)(iii)
Series C Director	Section 6.14
Series C Preferred Shares	Section 3.2(a)(iv)
Series D Director	Section 6.14

Series D Investors	Section 1.2(a)
Series D Issue Price	Section 1.2(a)
Series D Lead Investor	Preamble
Series D Preferred Shares	Section 1.2(a)
Series D Purchase Price	Section 1.2(a)
Shareholders Agreement	Section 3.2(a)(vi)
Subsidiary	has the meaning given to such term in the Restated Articles
Tax	Section 3.17
Tax Return	Section 3.17
Transaction Agreements	Section 3.4
Wan’ai	Preamble
Warrant	Section 3.2(a)(vi)
WFOE	Preamble

SERIES D PREFERRED SHARE PURCHASE AGREEMENT

This SERIES D PREFERRED SHARE PURCHASE AGREEMENT (this “Agreement”) is made and entered into on September 13, 2013 by and among:

(i)	Directouch Holdings Limited (the “Company”), an exempted company duly established and validly existing under the laws of the Cayman Islands;

(ii)	Directouch Management Limited (the “HK Co.”), a limited liability company established under the laws of Hong Kong;

(iii)	Beijing Chukong Aipu Technology Co., Ltd. , a wholly foreign owned enterprise established by the HK Co. under the laws of the PRC (the “WFOE”, together with the PRC Companies (as defined below), the “PRC Subsidiaries”);

(iv)	Beijing Chukong Technology Co., Ltd. , a limited liability company established under the laws of the PRC (“Chukong”);

(v)	Beijing Wan’ai Internet Technology Co., Ltd. , a limited liability company established under the laws of the PRC (“Wan’ai”);

(vi)	Chengdu Chukong Technology Co., Ltd. , a limited liability company established under the laws of the PRC (“Chengdu Chukong”);

(vii)	Xiamen Yaji Software Co., Ltd. , a limited liability company established under the laws of the PRC (“Xiamen Yaji”);

(viii)	Beijing Tianshengchengye Information Technology Co., Ltd. , a limited liability company established under the laws of the PRC (“Tianshengchengye”, together with Chukong, Wan’ai, Chengdu Chukong, Xiamen Yaji, the “PRC Companies”);

(ix)	the founders listed on Exhibit A (the “Founders”);

(x)	Directouch Success Partners Limited, a business entity established under the laws of the British Virgin Islands (“BVI 1”);

(xi)	Directouch Group Limited, a business entity established under the laws of the British Virgin Islands (“BVI 2”);

(xii)	Directouch Development Group Limited, a business entity established under the laws of the British Virgin Islands (“BVI 3”, together with BVI 1 and BVI 2, the “BVI Companies”);

(xiii)	Brightfish Investment Ltd, a business entity established under the laws of the Cayman Islands (the “Series D Lead Investor”); and

(xiv)	other investors listed on Exhibit B (together with the Series D Lead Investor, the “Investors”, each an “Investor”).

For the purpose of this Agreement, the Company, the HK Co., the PRC Subsidiaries and all other direct or indirect Subsidiaries of the foregoing shall each be referred to as a “Group Company”, and collectively, the “Group Companies”.

RECITALS

A. The PRC Subsidiaries are engaged in the business of research and development of software and online games for the mobile devices, including iphone, ipad and other Apple electronics, and operation of those games, advertising, owning, operating and maintaining a developers’ platform from which an open source code of a major mobile game engine was developed, and other business as set out in the business license of each PRC Subsidiary (the “Principal Business”);

B. The Investors wish to invest in the Company by subscribing for Series D Preferred Shares (as defined below) to be issued by the Company pursuant to the terms and subject to the conditions of this Agreement, and the Company wishes to issue and sell Series D Preferred Shares to the Investors pursuant to the terms and subject to the conditions of this Agreement.

C. The Parties desire to enter into this Agreement and make the respective representations, warranties, covenants and agreements set forth herein on the terms and conditions set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual promises hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. AGREEMENT TO PURCHASE AND SELL SHARES

1.1 Authorization. At the Closing (as defined below), the Company shall have authorized the issuance and allotment, pursuant to the terms and subject to the conditions of this Agreement, of 16,173,838 Series D Preferred Shares (as defined below), having the rights, preferences, privileges and restrictions as set forth in the Fourth Amended and Restated Memorandum and Articles of Association of the Company substantially in the form attached hereto as Exhibit C (the “Restated Articles”).

1.2 Agreement to Issue and Subscribe Series D Preferred Shares.

(a) Subject to the terms and conditions hereof, the Company hereby agrees to issue and sell to such Investors listed in Exhibit B attached hereto (the “Series D Investors”), and each Series D Investor hereby agrees to purchase from the Company on the date of the Closing (the “Closing Date”), such number of Series D Preferred Shares of the Company, par value US$0.000002 per share (the “Series D Preferred Shares”), as is set forth opposite the name of such Series D Investor in Exhibit B, at a subscription price of US$3.09141213 per share ( the “Series D Issue Price”), amounting to an aggregate purchase price of US$ 50,000,000.00 (the “Series D Purchase Price”), subject to Section 1.2(b) below.

(b) The Series D Preferred Shares to be issued and subscribed pursuant to this Agreement shall be hereinafter sometimes referred to as the “Purchased Shares” and the Ordinary Shares (as defined below) of the Company issuable upon conversion of the Purchased Shares shall be hereinafter collectively referred to as the “Conversion Shares”. The Company shall deliver to each Series D Investor wire transfer instructions at least three (3) Business Days prior to the Closing Date. For the purpose of this Agreement, the term “Business Day” shall mean any day (excluding Saturdays, Sundays and public holidays in Hong Kong, the PRC and the Cayman Islands) on which banks generally are open for business in Hong Kong, the PRC and the Cayman Islands.

2. CLOSING OF SHARE SUBSCRIPTION

2.1 Closing. Subject to the fulfillment of the conditions to the Closing as set forth in Sections 6 and 7 or waivers thereof, the sale and purchase of the Purchased Shares against delivery of evidence of irrevocable wire instructions of payment of the Series D Purchase Price shall take place remotely via facsimile or other electronic transmissions at such time and place as the Company and the Investors may mutually agree (the “Closing”); provided, however, that the original documents shall be provided promptly after the Closing.

2.2 Closing Deliveries. At the Closing, the Series D Investors shall provide the Company with evidence of payment of the Series D Purchase Price to an account specified by the Company by wire transfer in immediately available funds to the Company, both against delivery by the Company to the Investors of (i) the copies certified by the registered agent or a director of the Company of the (a) the updated register of members of the Company reflecting the Series D Preferred Shares subscribed by each Investor and (b) the updated registers of directors of the Company and the HK Co., (ii) certificates representing the Series D Preferred Shares subscribed by the Investors, of which originals shall be provided promptly after the Closing, and (iii) the amendments to articles of association or the new articles of association of the PRC Subsidiaries, the Appointment Letters for new directors and the shareholders’ resolution of the PRC Subsidiaries reflecting the composition of the boards of directors and the quorum and voting mechanism of the PRC Subsidiaries are identical to the board of directors of the Company.

3. REPRESENTATIONS AND WARRANTIES OF COVENANTORS

Each of the Group Companies, the BVI Companies and the Founders (collectively, the “Covenantors”), jointly and severally, hereby represents and warrants to the Investors that the statements set forth in Section 3, including, without limitation, those set forth in the Disclosure Schedule (the “Disclosure Schedule”) attached to this Agreement as Exhibit D or otherwise qualified or excepted in the Disclosure Schedule, are true, correct and complete on the date hereof and the Closing Date (except as otherwise specified). In this Agreement, any reference to a party’s “knowledge” means such party’s actual or constructive knowledge after due and diligent inquiries of officers, directors and other employees of such party reasonably believed to have knowledge of the matter in question.

3.1 Organization, Standing and Qualification. Each Group Company is duly organized, validly existing and in good standing (or equivalent status in the relevant jurisdiction) under, and by virtue of, the laws of the place of its incorporation or establishment and has all requisite power and authority to own its properties and assets and to carry on its business as now conducted and as proposed to be conducted, and to perform each of its obligations hereunder and under any agreement contemplated hereunder to which it is a party. Each Group Company is qualified to do business and is in good standing (or equivalent status in the relevant jurisdiction) in each jurisdiction.

3.2 Capitalization.

(a) Pre-Closing Capitalization. Immediately prior to Closing, the authorized and issued share capital of the Company consists of the following:

(i) Ordinary Shares. A total of 405,274,002 ordinary shares, par value US$0.000002 per share, of the Company (the “Ordinary Shares”) have been authorized.

(ii) Series A Preferred Shares. A total of 17,857,150 authorized Series A Preferred Shares of the Company, par value US$0.000002 per share (the “Series A Preferred Shares”), 14,285,700 of which have been issued and outstanding immediately prior to the Closing.

(iii) Series B Preferred Shares. A total of 31,959,597 authorized Series B Preferred Shares (the “Series B Preferred Shares”), all of which have been issued and outstanding immediately prior to the Closing.

(iv) Series C Preferred Shares. A total of 28,735, 413 authorized Series C Preferred Shares (the “Series C Preferred Shares”), all of which have been issued and outstanding immediately prior to the Closing.

(v) Series D Preferred Shares. A total of 16,173,838 authorized Series D Preferred Shares, none of which have been issued and outstanding immediately prior to the Closing.

(vi) Options, Warrant, Reserved Shares. The Company has reserved enough Ordinary Shares for issuance upon conversion of the Series D Preferred Shares. Except for (i) the conversion privileges of the Series A Preferred Shares, Series B Preferred Shares, Series C Preferred Shares and the Purchased Shares, (ii) the rights provided in the Restated Articles and the Third Amended and Restated Shareholders Agreement to be entered into at the Closing, a form of which is attached hereto as Exhibit F (the “Shareholders Agreement”), (iii) 10,542,850 Ordinary Shares reserved for the Founders, employees, officers, directors or consultants of the Group Company pursuant to an equity incentive plan of the Company (the “ESOP”), and (iv) the warrant issued by the Company to Northern Light Venture Capital II, Ltd. (“NLVC”) on April 13, 2011 (the “Warrant”), (A) there are no options, warrants, conversion privileges or other rights, or agreements with respect to the issuance thereof, presently outstanding to subscribe to any of the shares of the Company; and (B) no shares of the Company’s issued and allotted share capital, or shares issuable upon exercise or exchange of any outstanding options or other shares issuable by the Company, are subject to any preemptive rights, rights of first refusal or other rights to purchase such shares (whether in favor of the Company or any other person).

(vii) HK Co. Immediately prior to the Closing, the Company owns 100% of the issued and outstanding shares of the HK Co. There are no options, warrants, conversion privileges or other rights, or agreements with respect to the issuance thereof, presently outstanding to purchase any of the shares of the HK Co. and no outstanding shares of the HK Co. are subject to any encumbrance, preemptive rights, rights of first refusal or other rights to purchase such shares (whether in favor of the Company or any other person).

(viii) WFOE. Immediately prior to the Closing, the WFOE’s registered capital is US$12,000,000 and total investment is US$30,000,000. The registered capital of the WFOE has been fully contributed. HK Co. owns 100% of the equity interest of the WFOE. There are no options, warrants, conversion privileges or other rights, or agreements with respect to the issuance thereof, presently outstanding to purchase any equity interest of the WFOE and, no equity interest of the WFOE is subject to any encumbrance, preemptive rights, rights of first refusal or other rights to purchase such equity interest (whether in favor of the WFOE or any other person).

(ix) PRC Companies. Immediately prior to the Closing, Chukong’s registered capital is RMB10,000,000, which registered capital has been contributed in full, Wan’ai’s registered capital is RMB515,000, which registered capital has been contributed in full, Chengdu Chukong’s registered capital is RMB 20,000,000, which registered capital has been contributed in full, Xiamen Yaji’s registered capital is RMB1,000,000, which registered capital has been contributed in full, and Tianshengchengye’s registered capital is RMB10,000,000, which registered capital has been contributed in full. The shareholders of the PRC Companies and their relative ownership percentage of the registered capital of the PRC Companies are as follows:

Shareholder	Shareholding Percentage
Chukong
CHEN Haozhi	45%
LIU Guanqun	45%
MA Fei	10%
Wan’ai
CHEN Haozhi	45%
LIU Guanqun	45%
MA Fei	10%
Chengdu Chukong
Chukong	100%
Xiamen Yaji
Chukong	100%
Tianshengchengye
Jia Yan	50%
Hou Yingtao	50%

Except as set forth in a series of controlling contracts and instruments, including but not limited to, the share pledge agreement, the share disposal agreement, the intellectual property transfer agreement, the intellectual property licensing agreement, the domain name and trademark pledge agreement, the business operation agreement and the exclusive consultancy and service agreement, entered into by and among the WFOE, Chukong, Wan’ai and the Founders on April 13, 2011, and any amendment, supplement or replacement thereof, and the equity pledge agreement, the loan agreement, the exclusive business cooperation agreement, the exclusive option agreement, the power of attorney, the spousal consent and the nominee letter, to be entered into by and among the WFOE, Tianshengchengye, Jia Yan and Hou Yingtao, and any amendment, supplement or replacement thereof, (the “Controlling Documents”), there are no options, warrants, conversion privileges or other rights, or agreements with respect to the issuance thereof, presently outstanding to purchase any equity interest of the PRC Companies and, no equity interest of the PRC Companies is subject to any encumbrance, preemptive rights, rights of first refusal or other rights to purchase such equity interest (whether in favor of the PRC Companies or any other person).

(b) Closing Capitalization. Immediately after the Closing, the shareholders and share capital of the Company on a fully-diluted as converted basis are as set out in Exhibit E.

3.3 Subsidiaries; Group Structure. Section 3.3 of the Disclosure Schedule sets forth a complete structure chart showing Group Companies (the “Structure Chart”), and indicating the ownership and Control (defined below) relationships among all Group Companies, the nature of the legal entity which each Group Company constitutes and the jurisdiction in which each Group Company was organized, and each jurisdiction in which each Group Company is required to be qualified or licensed to do business as a foreign Person. Except for the entities as shown in the Structure Chart, each of the Group Companies does not presently own or control, directly or indirectly, any interest in any other company, partnership, trust, joint venture, association, or other entity, nor has any other subsidiaries.

For purposes of this Agreement, “Control” of a given Person (as defined below) means the power or authority, whether exercised or not, to direct the business, management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by Contract or otherwise; provided, that such power or authority shall conclusively be presumed to exist upon possession of beneficial ownership or power to direct the vote of more than fifty percent (50%) of the votes entitled to be cast at a meeting of the members or shareholders of such Person or power to control the composition of a majority of the board of directors of such Person. The term “Person” means any individual, corporation, partnership, limited partnership, proprietorship, association, limited liability company, firm, trust, estate or other enterprise or entity.

3.4 Due Authorization. All corporate action on the part of the Covenantors and, as applicable, their respective officers, directors and shareholders necessary for (i) the authorization, execution and delivery of, and the performance of all obligations of the Group Companies under this Agreement, the Shareholders Agreement, the Restated Articles and any other agreements to which it is a party and the execution of which is contemplated hereunder and thereunder (together the “Transaction Agreements”), and (ii) the authorization, issuance and delivery of all of the Purchased Shares being sold under this Agreement and the authorization and reservation for issuance of the Conversion Shares, have been taken or will be taken prior to Closing. Each of the Transaction Agreements is a valid and binding obligation of each of the Covenantors, as applicable, enforceable in accordance with its terms, subject, as to enforcement of remedies, to applicable bankruptcy, insolvency, moratorium, reorganization and similar laws affecting creditors’ rights generally and to general equitable principles.

3.5 Valid Issuance of Purchased Shares.

(a) The Purchased Shares, when issued, sold and delivered in accordance with the terms of this Agreement and other Transaction Agreements will be validly issued, credited as fully paid, and nonassessable. The Conversion Shares will, on the Closing Date, be duly and validly reserved for issuance and, upon issuance in accordance with the terms of the Restated Articles, will be validly issued, credited as fully paid, and nonassessable.

(b) The outstanding capital shares of the Company are duly and validly issued, fully paid and nonassessable, and all outstanding shares, options, warrants and other securities of the Company have been issued in full compliance with the requirements of all applicable securities laws and regulations including, to the extent applicable, the registration and prospectus delivery requirements of the United States Securities Act of 1933, as amended (the “Act”), or in compliance with applicable exemptions therefrom, and all other provisions of applicable securities laws and regulations, including, without limitation, anti-fraud provisions.

3.6 Liabilities. Since the Last Accounts Date (as defined in Section 3.15), unless otherwise disclosed in the Section 3.6 of Disclosure Schedule, no Group Company has incurred any indebtedness for borrowed money, absolute or contingent, that it has directly or indirectly created, incurred, assumed, or guaranteed, or with respect to which the Group Company has otherwise become directly or indirectly liable, except for account payables created in the ordinary course of business consistent with its past practices.

3.7 Title to Properties and Assets. Each Group Company has good and marketable title to its tangible properties and assets held in each case subject to no mortgage, pledge, lien, encumbrance, security interest or charge of any kind. The foregoing assets collectively represent in all material respects all assets (including all rights and properties) necessary for the conduct of the business of each Group company as presently conducted. With respect to the property and assets it leases, each Group Company is in compliance with such leases, any applicable law and any governmental approval, certificate applicable to property and assets, including without limitation, the land use right grant contract, the State-owned Land Use Right Certificates applicable to the land it leases. Unless otherwise as disclosed in the Disclosure Schedule, such Group Company holds valid leasehold interests in such assets free of any liens, encumbrances, security interests or claims of any party other than the lessors of such property and assets. To the knowledge of the Covenantors, there are no circumstances that would entitle any governmental authority or other Person to take possession or otherwise restrict use, possession or occupation of any property subject to any leases.

3.8 Status of Proprietary Assets.

(a) For purpose of this Agreement, (a) “Proprietary Assets” shall mean all patents, patent applications, trademarks, service marks, trade names, domain names, copyrights, copyright registrations and applications and all other rights corresponding thereto, inventions, databases and all rights therein, all computer software, formulas, designs, trade secrets, confidential and proprietary information, proprietary rights, know-how and processes of a company, and all documentation related to any of the foregoing; (b) “Company Proprietary Assets” shall mean all Proprietary Assets that are necessary and sufficient to conduct the business of any Group Company as presently conducted and as proposed to be conducted ; and (c) “Registered Intellectual Property” means all Company Proprietary Assets owned by any Group Company wherever located, that is the subject of an application, certificate, filing, registration or other document issued by, filed with or recorded by any government authority.

(b) Each of the Group Companies has independently developed and owns free and clear of all claims, security interests, liens or other encumbrances, all Company Proprietary Assets including Registered Intellectual Property, necessary and appropriate for its business as now conducted and as proposed to be conducted and without any conflict with or infringement of the rights of any other Person. All Registered Intellectual Property is registered or applied for solely in the name of a Group Company, is valid and subsisting and has not been abandoned, and all necessary registration, maintenance and renewal fees with respect thereto and currently due have been satisfied. No Group Company or any of its employees, officers or directors has taken any actions or failed to take any actions that would cause any Company Proprietary Assets to be invalid, unenforceable or not subsisting.

(c) No Group Company has misappropriated, or violated, or infringed in any material respect any Proprietary Assets of any other Person, nor has any Group Company received any written notice alleging any of the foregoing. To the knowledge of the Covenantors, no Person has violated, infringed or misappropriated any material Company Proprietary Assets of any Group Company, and no Group Company has given any written notice to any other Person alleging any of the foregoing. To the knowledge of the Covenantors, no Person has challenged the ownership or use of any Company Proprietary Assets by a Group Company. No Group Company has agreed to indemnify any Person for any infringement, violation or misappropriation of any Intellectual Property by such Person.

(d) Section 3.8(d) of the Disclosure Schedule contains a complete and accurate list of the following (collectively, the “Licenses”): (a) all licenses, sublicenses, and other contracts to which any Group Company is a party and pursuant to which any third party is authorized to use, exercise or receive any benefit from any Company Proprietary Assets, and (b) all licenses, sublicenses and other contracts to which any Group Company is a party and pursuant to which such Group Company is authorized to use, exercise, or receive any benefit from any Proprietary Assets of another Person, in each case except for (1) agreements involving “off-the-shelf” commercially available software, (2) non-exclusive licenses to customers of the Group Companies in the ordinary course of business consistent with past practice and (3) any Licenses under the Controlling Documents. The Group Companies have paid all license and royalty fees required to be paid under the Licenses.

(e) All inventions and know-how conceived by employees of a Group Company related to the business of such Group Company are currently owned exclusively by a Group Company. All employees, contractors, agents and consultants of a Group Company who are or were involved in the creation of any Proprietary Assets for such Group Company have executed an assignment of inventions agreement that vests in a Group Company exclusive ownership of all right, title and interest in and to such Intellectual Property, to the extent not already provided by Law. All employee inventors of Company Proprietary Assets have received reasonable reward and remunerations from a Group Company for his/her service inventions or service technology achievements in accordance with the applicable PRC laws. To the best knowledge of the Covenantors, none of the current or former officers, employees or consultants of any Group Company (at the time of their employment or engagement by a Group Company) (a) has been or is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of his, her or its best efforts to promote the interests of such Group Company or that would conflict with the business of such Group Company as proposed to be conducted or that would prevent such officers, employees or consultants from assigning to such Group Company inventions conceived or reduced to practice in connection with services rendered to such Group Company, (b) is in violation of any current or prior confidentiality, non-competition or non-solicitation obligations to such Group Company or to any other Persons, including former employers.

(f) No government funding, facilities of any educational institution or research center, or funding from third parties has been used in the development of any Proprietary Assets owned by any Group Company.

(g) Each Group Company has taken all commercially reasonable security measures to protect the secrecy, confidentiality, and value of all its Company Proprietary Assets, including the Registered Intellectual Property, required to conduct its business, and has made all applicable filings, registrations and payments of fees in connection with the foregoing. Without limiting the foregoing, all current and former officers, employees, consultants and independent contractors of any Group Company and all suppliers, customers, distributors, and other third parties having access to any material Company Proprietary Assets have executed and delivered to such Group Company an agreement requiring the protection of such Company Proprietary Assets. To the extent that any material Company Proprietary Assets has been developed or created independently or jointly by an independent contractor or other third party for any Group Company, or is incorporated into any products or services of any Group Company, such Group Company has a written agreement with such independent contractor or third party and has thereby obtained ownership of, and is the exclusive owner of all such independent contractor’s or third party’s Proprietary Assets in such work, material or invention by operation of law or valid assignment.

3.9 Material Contracts and Obligations. All material agreements, contracts, leases, licenses, instruments, commitments (oral or written), indebtedness, liabilities and other obligations to which each Group Company is a party or by which it is bound that (i) are material to the conduct and operations of its business and properties, (ii) involve any of the officers, consultants, directors, employees or shareholders of such Group Company; or (iii) obligate such Group Company to share, license or develop any product or technology, are listed in Section 3.9 of the Disclosure Schedule. For purposes of this Section 3.9, “material” shall mean (i) having an aggregate value, cost or amount, or imposing liability or contingent liability on any Group Company, in excess of US$50,000 or that extend for more than one (1) year beyond the date of this Agreement, (ii) not terminable upon thirty (30) days notice without incurring any penalty or obligation, (iii) containing exclusivity, non-competition, or similar clauses that impair, restrict or impose conditions on any Group Company’s right to offer or sell products or services in its Principal Business in specified areas, during specified periods, or otherwise, (iv) not in the ordinary course of business, (v) transferring or licensing any Proprietary Assets to or from any Group Company (other than licenses granted in the ordinary course of business or licenses from commercially readily available “off the shelf” computer software) or (vi) an agreement the termination of which would be reasonably likely to have a Material Adverse Effect. For purpose of this Agreement, a “Material Adverse Effect” shall mean any fact, circumstance, change or effect that, individually or when taken together with all other such facts, circumstances, changes or effects that exist at the date of determination of the occurrence of the Material Adverse Effect, has or is reasonably likely to (A) prevent, prohibit or materially delay the ability of the any Covenantor to perform their obligations under this Agreement or to consummate the Transaction, or (B) have a material adverse effect on the general affairs, business, prospects, operations, assets, liabilities, results of operations or conditions (financial or otherwise) of any Group Company, whether or not arising from transactions in the ordinary course of the Group Companies’ business.

3.10 Litigation. There is no action, suit, proceeding, claim, arbitration or investigation (“Action”) pending (or, to the best knowledge of the Covenantors, currently threatened) against any of the Group Companies, any Group Company’s activities, properties or assets or, to the best knowledge of the Covenantors, against any officer, director or employee of each Group Company in connection with such officer’s, director’s or employee’s relationship with, or actions taken on behalf of the Company, or otherwise. To the best knowledge of the Covenantors, there is no factual or legal basis for any such Action that is likely to result, individually or in the aggregate, in any Material Adverse Effect. By way of example, but not by way of limitation, there are no Actions pending against any of the Group Companies or, to the best knowledge of the Covenantors, threatened against any of the Group Companies, relating to the use by any employee of any Group Company of any information, technology or techniques allegedly proprietary to any of their former employers, clients or other parties. None of the Group Companies is a party to or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality and there is no Action by any Group Company currently pending or which it intends to initiate.

3.11 Compliance with Laws; Consents and Permits.

(a) Unless as disclosed in the Disclosure Schedule, none of the Covenantors is in violation of any applicable statute, rule, regulation, order or restriction of any domestic or foreign government or any instrumentality or agency thereof in respect of the conduct of its business, the ownership of its properties or lease of major property or assets, and settlement and remittance of foreign exchange. All consents, permits, approvals, orders, authorizations or registrations, qualifications, designations, declarations or filings by or with any governmental authority and any third party which are required to be obtained or made by each Group Company in connection with the consummation of the transactions contemplated hereunder and under the Transaction Agreements have been obtained or made prior to and be in full force and effect as at the Closing. Unless otherwise as disclosed in the Disclosure Schedule, each Group Company has all franchises, permits, licenses and any similar authority necessary for the conduct of its business as currently conducted and as proposed to be conducted, the absence of which would be reasonably likely to have a Material Adverse Effect. None of the Group Companies is in default under any of such franchises, permits, licenses or other similar authority.

(b) For purposes of this Section 3.11(b), “Government Official” means any executive, official, or employee of a Governmental Authority, political party or member of a political party, political candidate; executive, employee or officer of a public international organization; or director, officer or employee or agent of a wholly owned or partially state-owned or controlled enterprise, including a PRC state-owned or controlled enterprise. And “Governmental Authority” means any government of any nation, federation, province or state or any other political subdivision thereof, any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any governmental authority, agency, department, board, commission or instrumentality of the PRC or any other country, or any political subdivision thereof, any court, tribunal or arbitrator, and any self-regulatory organization. None of the Covenantors, nor to the best knowledge of the Covenantors, any director, officer, agent, employee, representative or any other person associated with or acting for or on behalf of the foregoing, has offered, paid, promised to pay, or authorized the payment of any money, or offered, given a promise to give, or authorized the giving of anything of value, to any Government Official, political party or official thereof or to any candidate for political office (or to any person where such Covenantors, its director, officer, agent, employee, representative or other person knew or was aware of a high probability that all or a portion of such money or thing of value would be offered, given or promised, directly or indirectly, to any Government Official, political party, party official, or candidate for political office) for the purposes of:

(i) (x) influencing any act or decision of such Government Official, political party, party official, or candidate in his or its official capacity, (y) inducing such Government Official, political party, party official or candidate to do or omit to do any act in violation of the lawful duty of such Government Official, political party, party official or candidate, or (z) securing any improper advantage, or

(ii) inducing such Government Official, political party, party official, or candidate to use his or its influence with any governmental authority to affect or influence any act or decision of such governmental authority, in order to assist any Covenantor in obtaining or retaining business for or with, or directing business to any Covenantor.

except to the extent that such conduct (i) was not prohibited by the written laws and regulations of the country of such Government Official, political party or official thereof, or candidate for political office, or (ii) was a reasonable and bona fide business expenditure.

3.12 Compliance with Other Instruments and Agreements. Unless otherwise as disclosed in the Disclosure Schedule, none of the Group Companies is in, nor will the conduct of its business as currently or proposed to be conducted result in, violation, breach or default in any term of its constitutional documents of the respective Group Company (the “Constitutional Documents”), or in any material respect of any term or provision of any mortgage, indenture, contract, agreement or instrument to which the Group Company is a party or by which it may be bound (the “Group Company Contracts”), or of any provision of any judgment, decree, order, statute, rule or regulation applicable to or binding upon the Group Company. None of the activities, agreements, commitments or rights of any Group Company is ultra vires or unauthorized. The execution, delivery and performance of and compliance with the Transaction Agreements and the consummation of the transactions contemplated hereby and thereby will not result in any such violation, breach or default, or be in conflict with or constitute, with or without the passage of time or the giving of notice or both, either a default under any Group Company’s Constitutional Documents or any Group Company Contracts, or, to the best knowledge of the Covenantors, a violation of any statutes, laws, regulations or orders, or an event which results in the creation of any lien, charge or encumbrance upon any asset of any Group Company.

3.13 Disclosure. Each of the Covenantors has provided the Investors with all the information that the Investors have reasonably requested in deciding whether to subscribe for Series D Preferred Shares. No representation or warranty by the Covenantors in this Agreement contains any untrue statement of a material fact, or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they are made, not misleading. The documents delivered by the Covenantors to the Investors in connection with the negotiation or execution of this Agreement do not contain any untrue statement, or omit to state any fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they are made, not misleading, except any information that has been subsequently corrected or amended.

3.14 Registration Rights. Except as provided in the Shareholders Agreement, neither the Company, nor any other Group Company has granted or agreed to grant to any person or entity any registration rights (including piggyback registration rights) with respect to, nor is the Group Company obliged to list, any of the Group Company’s shares or equity interest on any securities exchange. Except as contemplated under this Agreement and the Shareholders Agreement, there are no voting or similar agreements which relate to any Group Company’s shares or securities.

3.15 Last Accounts. The Group Company has delivered to the Investors prior to the Closing the consolidated unaudited balance sheets, income statements and statements of cash flow for the PRC Companies for the fiscal year 2012 and the consolidated unaudited balance sheets, income statements and statements of cash flow for the PRC Companies for the period ended June 30, 2013 (the foregoing financial statements and any notes thereto are hereinafter referred to as the “Last Accounts” and , the “Last Accounts Date”). Such Last Accounts (a) are prepared in accordance with the books and records of the PRC Companies, (b) are true, correct and complete and present fairly the financial condition of the PRC Companies at the date or dates therein indicated and the results of operations for the period or periods therein specified, and (c) have been prepared in accordance with the PRC generally accepted accounting principles (“PRC GAAP”) applied on a consistent basis. Specifically, but not by way of limitation, the balance sheets of the Last Accounts disclose the PRC Companies’ material debts, liabilities and obligations of any nature, whether due or to become due, as on their respective dates (including, without limitation, absolute liabilities, accrued liabilities, and contingent liabilities) to the extent such debts, liabilities and obligations are required to be disclosed in accordance with PRC GAAP. PRC Companies have good and marketable title to all assets set forth on the balance sheet of the Last Accounts, except for such assets as have been spent, sold or transferred in the ordinary course of business since their respective dates. Except as disclosed in the Last Accounts, PRC Companies are not guarantors or indemnitors of any indebtedness of any other person or entity.

3.16 Activities since the Last Accounts Date. Unless otherwise as disclosed in the Disclosure Schedule, since the Last Accounts Date, there has not been:

(a) any material change in the assets, liabilities, financial condition or operating results of such Group Company from that reflected in the Last Accounts, if applicable, except changes in the ordinary course of business that have not been, in the aggregate, materially adverse;

(b) any material change in the contingent obligations of such Group Company by way of guarantee, endorsement, indemnity, warranty or otherwise;

(c) any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the assets, properties, financial condition, operating results, prospects or business of such Group Company (as presently conducted and as presently proposed to be conducted);

(d) any waiver by such Group Company of a valuable right or of a material debt;

(e) any satisfaction or discharge of any lien, claim or encumbrance or payment of any obligation by such Group Company;

(f) any material change or amendment to a material contract or arrangement (including but without limitation, any land lease contract) by which such Group Company or any of its assets or properties is bound or subject;

(g) any material change in any compensation arrangement or agreement with any present or prospective employee, contractor or director;

(h) any sale, assignment or transfer of any Proprietary Assets or other material intangible assets of such Group Company;

(i) any resignation or termination of any officer or key employee of such Group Company;

(j) any mortgage, pledge, transfer of a security interest in, or lien created by such Group Company, with respect to any of such Group Company’s properties or assets;

(k) any debt, obligation, or liability incurred, assumed or guaranteed by such Group Company individually in excess of US$50,000 or in excess of US$100,000 in the aggregate;

(l) any declaration, setting aside or payment or other distribution in respect of any of such Group Company’s share capital, or any direct or indirect redemption, purchase or other acquisition of any of such share capital by such Group Company, except in connection with the transactions contemplated hereunder;

(m) any failure to conduct business in the ordinary course, consistent with such Group Company’s past practices;

(n) any transactions with any of its officers, directors or employees, or any members of their immediate families, or any entity controlled by any of such individuals;

(o) any change in accounting policy, practices or principles of the Group Company;

(p) any other event or condition of any character which could reasonably be expected to have a Material Adverse Effect; or

(q) any agreement or commitment by a Group Company to do any of the things described in this Section 3.16.

3.17 Tax Matters.

(a) Unless otherwise as disclosed in the Disclosure Schedule, (i) the provisions for Taxes in the Last Accounts are sufficient for the payment of all accrued and unpaid applicable Taxes of the covered Group Company, whether or not assessed or disputed as on the Last Accounts Date of each such balance sheet, (ii) there are no examinations or audits of any Tax Returns in progress by any applicable governmental agency, nor is there any pending dispute with, or notice from any Tax authority relating to any of the Tax Returns filed by any Group Company, and to the knowledge of the Covenantors, there is no proposed liability for a deficiency in any Tax to be imposed upon the prosperities or assets of any Group Company, (iii) each Group Company has duly withheld all Taxes, including but limited to, individual income Taxes and adequately paid mandatory contributions to the statutory welfare or social security funds on behalf of all its employees in compliance with the applicable regulations in each respective jurisdiction such that there is no default or underpayment in respect of individual income Taxes and mandatory contributions to the statutory social security funds, (iv) each Group Company has duly and timely filed all Tax Returns required to have been filed by it and paid all Taxes owed by it which are due and payable (whether or not shown on any Tax Return), (v) each Group Company is not subject to any waivers of applicable statutes of limitations with respect to Taxes for any year, (vi) since incorporation, none of the Group Companies has incurred any taxes, assessments or governmental charges other than in the ordinary course of business, and (vii) no Group Company is responsible for the Taxes of any other Person by reason of contract, successor liability or otherwise.

(b) Each Tax Return referred to in paragraph (a) above was properly prepared in compliance with applicable law and was (and will be) true, correct and complete in all material respects. None of such Tax Returns contains a statement that is false or misleading or omits any matter that is required to be included or without which the statement would be false or misleading. No reporting position was taken on any such Tax Return which has not been disclosed to the appropriate Tax authority or in such Tax Return, as may be required by applicable law. All records relating to such Tax Returns or to the preparation thereof required by applicable law to be maintained by applicable Group Company have been duly maintained. No written claim has been made by a governmental authority in a jurisdiction where the Group does not file Tax Returns that any Group Company is or may be subject to Taxation by that jurisdiction.

(c) Neither the Company nor any Group Company has ever been, is or expects to become a (a) passive foreign investment company (“PFIC”) as described in Section 1297 of the United States Internal Revenue Code (the “Code”); (b) foreign investment company described in Section 1246 of the Code; (c) controlled foreign corporation described in Section 957 of the Code; (d) foreign personal holding company described in Section 552 of the Code; or (e) qualified intermediary described in Section 1.1441-1 of the U. S. Treasury Regulations.

(d) None of the Company, the Group Companies, or, solely by virtue of their status as shareholders of the Company or Group Companies, the shareholders of the Company or any of the Group Companies, has personal liability under local law for the debts and claims of the relevant entity. There has been no communication from any Tax authority relating to or affecting the tax classification of the Company or any of the Group Companies.

(e) All Tax credits and Tax holidays enjoyed by the Group Company established under the laws of the PRC under applicable laws since its establishment have been in compliance with all applicable laws.

(f) Each Group Company is treated as a corporation for U.S. federal income tax purposes.

For the purpose of this Section, “Tax” means (i) in the PRC: (a) any national, provincial, municipal, or local taxes, charges, fees, levies, or other assessments, including, without limitation, all net income (including enterprise income tax and individual income withholding tax), turnover (including value-added tax, business tax, and consumption tax), resource (including urban and township land use tax), special purpose (including land value-added tax, urban maintenance and construction tax, and additional education fees), property (including urban real estate tax and land use fees), documentation (including stamp duty and deed tax), filing, recording, social insurance (including pension, medical, unemployment, housing, and other social insurance withholding), tariffs (including import duty and import value-added tax), and estimated and provisional taxes, charges, fees, levies, or other assessments of any kind whatsoever, (b) all interest, penalties (administrative, civil or criminal), or additional amounts imposed by any governmental authority in connection with any item described in clause (a) above, and (c) any form of transferee liability imposed by any governmental authority in connection with any item described in clauses (a) and (b) above, and (ii) in any jurisdiction other than the PRC: all similar liabilities as described in clause (i) above. “Tax Return” means any return, report or statement showing Taxes, used to pay Taxes, or required to be filed with respect to any Tax (including any elections, declarations, schedules or attachments thereto, and any amendment thereof), including any information return, claim for refund, amended return or declaration of estimated or provisional Tax.

3.18 Interested Party Transactions.

(a) No officer or director of a Group Company or any “Affiliate” or “Associate” (as those terms are defined in Rule 405 promulgated under the Act) of any such person has any agreement (whether oral or written), understanding, proposed transaction with, or is indebted to, any Group Company, nor is any Group Company indebted (or committed to make loans or extend or guarantee credit) to any of such persons (other than for accrued salaries, reimbursable expenses or other standard employee benefits), unless otherwise as disclosed in the Disclosure Schedule;

(b) No officer or director of a Group Company has any direct or indirect ownership interest in any firm or company with which a Group Company is affiliated or with which a Group Company has a business relationship, or any firm or company that competes with a Group Company;

(c) No Affiliate or Associate of any officer or director of a Group Company is directly or indirectly interested in any material contract with a Group Company; and

(d) No officer or director of a Group Company or any Affiliate or Associate of any such person has had, either directly or indirectly, a material interest in: (i) any Person which purchases from or sells, licenses or furnishes to a Group Company any goods, property, intellectual or other property rights or services; or (ii) any contract or agreement to which a Group Company is a party or by which it may be bound or affected.

For the avoidance of doubt and only for the purpose of this Section, a “director” shall not include the Series A Director, Series B Director, Series C Director or Series D Director, and the term “Affiliate” or “Associate” shall not include the companies, in which Chukong has invested as reflected in the Structure Chart.

3.19 Employee Matters.

(a) Each Group Company has complied in all material aspects with all applicable employment and labor laws. There is no pending or to the knowledge of the Covenantors threatened, and there has not been since, with respect to a Group Company, the incorporation of such Group Company, any Action relating to the violation or alleged violation of any applicable laws by any Group Company related to labor or employment, including but not limited to any charge or complaint filed by an employee with any governmental authority or any Group Company.

(b) None of the Group Companies is aware that any officer or any Key Employee (as defined below) intends to terminate their employment with any Group Company, nor does any Group Company have a present intention to terminate the employment of any officer or Key Employee. Prior to the Closing, each of the persons listed in Exhibit G has duly entered into an employment agreement (the “Employment Agreement”) in form and substance satisfactory to the Investors and none of the Group Companies is aware, after reasonable investigation, that any of such persons are in violation thereof. No Key Employee is subject to any covenant restricting him/her from working for any Group Company. The term “Key Employee” means those employees of the Group Companies identified as key employees on Exhibit G.

(c) None of the Group Companies is a party to or bound by any currently effective incentive plan, profit sharing plan, retirement agreement or other employee compensation agreement, other than the ESOP.

(d) There has not been, and there is not now pending or, to the knowledge of the Covenantors, threatened, any strike, union organization activity, lockout, slowdown, picketing, or work stoppage or any unfair labor practice charge against any Group Company. No Group Companies is bound by or subject to (and none of their assets or properties is bound by or subject to) any written or oral contract, commitment or arrangement with any labor union or any collective bargaining agreements.

3.20 Exempt Offering. The offer and sale of the Purchased Shares are exempt from the registration requirements of the Act and from the registration or qualification requirements of any other applicable securities laws and regulations, and the issuance of the Conversion Shares in accordance with the Restated Articles, will be exempt from such registration or qualification requirements.

3.21 No Other Business. Unless otherwise disclosed in the Disclosure Schedule, the Company and the HK Co. were formed solely to acquire, and/or control the PRC Subsidiaries and since its formation has not engaged in any business and has not incurred any liability in the course of its business of acquiring and controlling the PRC Subsidiaries, except to the business promotion conducted by the Company overseas, of which expenditures have been reflected in the Last Accounts. Each of the PRC Subsidiaries is engaged solely in the Principal Business and has no other activities.

3.22 Financial Advisor Fees. Unless otherwise disclosed in the Disclosure Schedule, there exists no agreement or understanding between any Group Company or any of its Affiliates and any investment bank or other financial advisor under which such Group Company may owe any brokerage, placement or other fees relating to the offer or sale (or conversion) of a Purchased Shares or the Conversion Shares. The Group Companies have not incurred any liability for any advisory fees, brokerage fees, agents’ fees, commissions or finders’ fees in connection with the consummation of the transactions contemplated hereby.

3.23 Minutes Books. The minutes books of each Group Company contain a complete summary of all meetings and actions taken by directors and shareholders or owners of such Group Company since its time of formation, and reflect all transactions referred to in such minutes accurately in all material respects.

3.24 SAFE Registration. Unless otherwise disclosed in the Disclosure Schedule, each Founder has complied with any and all requirements and obligations required by PRC authorities under the “Circular of the SAFE on Relevant Issues concerning Foreign Exchange Administration of Financing and Inbound Investment through Offshore Special Purpose Companies by PRC Residents” (the “SAFE Cir. 75”) and other PRC laws and regulations relating to foreign exchange control with respect to their holding of the Ordinary Shares, including, but not limited to receiving any approval, consents and permits from and fulfilling any registration and reporting requirements with the SAFE or its local branch, and other obligations relating to foreign exchange control imposed by the PRC authorities and obtaining any consents, approvals, permits and registrations required by the PRC authorities in connection therewith.

3.25 Other Representations and Warranties Relating to the PRC Subsidiaries.

(a) The Constitutional Documents and certificates and related contracts and agreements of each PRC Subsidiary are valid and have been duly approved or issued (as applicable) by competent PRC authorities.

(b) All consents, approvals, authorizations or licenses required under PRC law for the due and proper establishment and operation of each PRC Subsidiary have been duly obtained from the relevant PRC authorities and are in full force and effect.

(c) Unless otherwise as disclosed in the Disclosure Schedule, all material filings and registrations with the PRC authorities required in respect of each of the Founders, each PRC Subsidiary and its operations, including but not limited to the registrations with the Ministry of Commerce (or its local branch), the State Administration of Industry and Commerce (or its local branch), the State Administration for Foreign Exchange (the “SAFE”) (or its local branch), tax bureau, customs authorities, product registration authorities, intellectual property registration authorities and labor authorities have been duly completed in accordance with the relevant rules and regulations. Unless otherwise as disclosed in the Disclosure Schedule, each PRC Subsidiary has duly obtained any necessary certificates, approvals, and permits (including without limitation tax registration certificate) from PRC authorities, including but not limited to the Ministry of Industry and Information technology (or its local branch), the Ministry of Culture (or its local branch), the General Administration of Press and Publication (or its local branch) as required by applicable law to conduct its current business and hold its tangible and intangible assets; and such certificates, approvals and permits have duly reflected the true status of the each PRC Subsidiary in accordance with applicable law.

(d) Unless otherwise as disclosed in the Disclosure Schedule, none of the PRC Subsidiaries is in receipt of any letter or notice from any relevant authority notifying revocation of any permits or licenses issued to it for noncompliance or the need for compliance or remedial actions in respect of the activities carried out directly or indirectly by it.

(e) Each PRC Subsidiary has been conducting and will conduct its business activities within the permitted scope of business or is otherwise operating its business in full compliance with all relevant legal requirements and with all requisite licenses, permits and approvals granted by competent PRC authorities.

(f) In respect of approvals, licenses or permits requisite for the conduct of any part of the business of each PRC Subsidiary which are subject to periodic renewal, neither the Company nor any PRC Subsidiary has any reason to believe that such requisite renewals will not be timely granted by the relevant PRC authorities.

(g) With regard to employment and staff or labor management, unless otherwise as disclosed in the Disclosure Schedule, each PRC Subsidiary has complied with all applicable PRC laws and regulations in all material respects, including without limitation, laws and regulations pertaining to welfare funds, social benefits, medical benefits, insurance, retirement benefits, and pensions, unless otherwise as disclosed in the Disclosure Schedule.

(h) Any tax exemptions applicable to the PRC Subsidiaries are duly authorized by the tax authority in accordance with PRC law.

3.26 ESOP Shares. Unless otherwise disclosed in the Disclosure Schedule, 10,542,850 Ordinary Shares have been reserved for ESOP and options under ESOP to purchase 9,939,170 Ordinary Shares have been issued prior to the Closing.

4. REPRESENTATIONS AND WARRANTIES OF THE INVESTOR

Each of the Investor, jointly and severally, represents and warrants to the Company as follows:

4.1 Organization, Good Standing and Qualification. Each Investor is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation.

4.2 Authorization; Enforceability. Each Investor has all requisite power, authority and capacity to enter into this Agreement and other Transaction Agreements, and to perform its obligations under this Agreement and other Transaction Agreements. This Agreement has been duly authorized, executed and delivered by each Investor. This Agreement and other Transaction Agreements, when executed and delivered by the Investor, will constitute valid and legally binding obligations of the Investor, enforceable against the Investor in accordance with its terms, subject, as to enforcement of remedies, to applicable bankruptcy, insolvency, moratorium, reorganization and similar laws affecting creditors’ rights generally and to general equitable principles.

4.3 Accredited Investor. Each Investor is an Accredited Investor within the definition set forth in Rule 501(a) under Regulation D of the Act.

5. COVENANTS OF THE COVENANTORS

Each of the Covenantors, jointly and severally, covenants to the Investors as follows. The Founders shall procure and cause Tianshengchengye and its shareholders to comply with the covenants hereof. If Tianshengchengye or its shareholders fails to comply with the covenants hereof, the Investors and any of the Investors’ Affiliates, and any of the Investors’ or its Affiliates’ officers, directors, employees, or agents shall be indemnified, defended and held harmless pursuant to Section 8 hereof:

5.1 Use of Proceeds; Account Monitoring. The Group Companies shall use the proceeds from the sale of the Purchased Shares (the “Proceeds”) for the development, commercialization and reinforcing of mobile social game titles and platform and user platform targeting iOS and Android for the US and China markets, improving working capital for transactions with telecom operators and expansion of the Group Company’s international business, including but not limited to acquiring assets or equity of entities engaging in the Principal Business, and investing in such entities.

5.2 Business of the Company and HK Co. The business of the Company and HK Co. shall be restricted to the holding, management and disposition of equity interest in the PRC Subsidiaries and other business or activities relating to the Principal Business.

5.3 Business of the PRC Companies. The business of Chukong shall be restricted to the Principal Business. Without the Board’s prior written consent, Wan’ai shall not engage in any business or incur any liabilities or obligations from the date of this Agreement.

5.4 Governance of PRC Subsidiaries. All directors of each PRC Subsidiary and any direct or indirect Subsidiary of the Company shall be appointed and removed only by the Company, directly or otherwise as permitted by the applicable law, pursuant to action of the board of directors (the “Board”) of the Company. All corporate actions of each PRC Subsidiary and any direct or indirect Subsidiary of the Company shall be pursuant to action by the Board.

5.5 Declaration of Dividends. No dividend shall be declared prior to the Closing.

5.6 Additional Covenants. Except as required by this Agreement, no resolution of the directors, owners, or shareholders of any Group Company shall be passed, nor shall any contract or commitment be entered into, in each case, prior to the Closing Date without the prior written consent of the Investors, except that each Group Company may carry on its respective business in the same manner as heretofore and may pass resolutions and enter into contracts for so long as they are effected in the ordinary course of business.

5.7 Notification of Material Fact. If at any time before the Closing, any Group Company comes to know of any material fact or event which:

(a) is in any way materially inconsistent with any of the representations and warranties given by any Covenantor,

(b) suggests that any material fact warranted may not be as warranted or may be materially misleading, or

(c) may affect the willingness of a prudent investor to purchase the Purchased Shares or the amount of consideration which an Investor would be prepared to pay for the Purchased Shares, such Group Company shall give immediate written notice thereof to the Investors. In such event, the Investors may, within fourteen (14) days of receiving such notice, terminate this Agreement by written notice without any penalty whatsoever and without prejudice to any rights that the Investors may have under this Agreement or applicable law. In such case, each of the Group Companies shall jointly and severally indemnify the Investors against all costs, charges and expenses incurred by it in connection with the negotiation, preparation and termination of the Transaction Agreements.

5.8 Fulfillment of Closing Conditions. Prior to the Closing, each of the Covenantors shall use its best efforts to fulfill all closing conditions contained in Section 6 of this Agreement.

5.9 SAFE Registration. Promptly after the Closing and within three (3) months following the Closing, each Founder shall use his or her reasonable best efforts to comply with the registration requirements under SAFE Cir. 75, or any successor rule or regulation under PRC law, in relation to their respective ownership interest in the Group Companies in connection with the transactions contemplated hereby.

5.10 U.S. Tax Matters. The Company shall comply and shall cause any entity in which the Company owns an equity interest (directly or indirectly) to comply on an annual basis with respect to its taxable year with all record-keeping, reporting, and other requirements necessary for the Company and any entity in which the Company owns an equity interest (directly or indirectly) to comply with any applicable U.S. tax law or to allow any direct or indirect shareholder to avail itself of any provision of U.S. tax law. The Company will also provide any direct or indirect shareholder with any documentation or information requested by such direct or indirect shareholder to allow such shareholder to comply with U.S. tax law.

In connection with the possibility that the Company or any entity in which the Company owns or proposes to own an equity interest (directly or indirectly) may become a PFIC , the Company will, on an annual basis with respect to its taxable year, comply and will cause any entity in which the Company owns an equity interest (directly or indirectly) to comply with all record-keeping, reporting, and other requirements so that any direct or indirect shareholder may make and maintain a “qualified electing fund” election under Code Section 1295 with respect to Company, including but not limited to (1) providing any direct or indirect shareholder within 45 days following the end of the Company’s taxable year with the PFIC Annual Information Statement in the form and manner required under Regulations section 1.1295-1(g); (2) permitting any direct or indirect shareholder to inspect and copy Company’s books, records, and any other documents maintained by the Company to establish that Company’s ordinary earnings and net capital gain are computed in accordance with U.S. income tax principles, and to verify these amounts and its pro-rata shares thereof; and (3) providing any direct or indirect shareholder with copies and English language translations of any documents requested by any direct or indirect shareholder related to its status or obligations as a direct or indirect shareholder of a possible passive foreign investment company

5.11 Additional Loan to the Group Companies. In the event that the Company or any Group Company is out of working capital or other capital necessary to maintain the ordinary course of business of the Group Companies prior to the Closing, the Founders shall immediately notify the Investors in writing of such situation. The Founders shall also extend another loan to the Company or the Group Company necessary for the relevant company’s working capital or capital expenditure as then determined by the Group Companies and the Investors, with the substance and form of the relevant loan agreement being satisfactory to the Investors.

5.12 Completion of Trademark Registration. Chukong shall use its best efforts to obtain the trademark license for the trademarks listed in Exhibit H attached hereto within six (6) months following the Closing.

5.13 WFOE’s Ownership of Intellectual Property. WFOE will hold, register or apply for all the Company Proprietary Assets in its own name, except for those as set forth in Exhibit I hereto and any copyrights of games. In addition, the Group Companies, DIAN, Sun and CHEN, Haozhi shall, as soon as practical and within one (1) month following the Closing, submit application of the registration for transferring of the Proprietary Assets as set forth in Exhibit H hereto (except domain name www.cocoachina.com and www.appget.cn and registered trademark COCOA) to WFOE.

5.14 Earn-Out ESOP. 4,852,151 Ordinary Shares (“Earn-Out ESOP”) shall be reserved immediately after the Closing, among which, 1,617,384 Ordinary Shares shall be reserved for issuance to Chen Haozhi and Liu Guanqun and the remaining 3,234,767 Ordinary Shares shall added to the existing ESOP pool.

5.15 Filing of Restated Articles. The Company shall, within fifteen (15) Business Days following the Closing, have filed the Restated Articles, in the form attached as Exhibit C, with the Registrar of Companies in the Cayman Islands and deliver evidence of such filing to the Investors.

5.16 License and Filings for Chukong and Tianshengchengye. Chukong shall use its best efforts to submit the application for Internet Publication License and to obtain such license before December 31, 2013. Chukong shall use its best efforts to submit the application for adding all of its operational websites on its Telecom and Information Service License and Network Culture Operation License and to complete such adding before December 31, 2013. Chukong and Tianshengchengye shall use its best efforts to establish branches or subsidiaries in Huabei District, Dongbei District, Huadong District, Zhongnan District and Xibei District and make filing applications for its value-added telecom service in all provinces where Chukong or Tianshengchengye, as the case may be, has business operation before December 31, 2013. Tianshengchengye shall use its best efforts to apply for the change of its shareholders to the Ministry of Industry and Information Technology with respect to its Value-added Telecom Services License before October 30, 2013. Tianshengchengye shall use its best efforts to apply for the change of tax registration to reflect its most updated shareholdings.

5.17 Permit for Chengdu Chukong. Chengdu Chukong shall use its best efforts to apply for the Value-added Telecom Services License or obtain approval from Beijing branch of Ministry of Industry and Information Technology for conducting value-added telecom services as a subsidiary of Chukong, apply for Network Culture Operation License and Internet Publication License and shall use its best efforts to obtain such licenses before December 31, 2013.

5.18 Transfer of Rights and Obligations of the WFOE. The WFOE shall transfer its rights and obligations under all the on-line game operation agreements to which it is a party to Chukong and/or Chengdu Chukong before December 31, 2013.

5.19 Domestic On-line Game Filing. Chukong shall use its best efforts to make filing application for all of its domestic on-line games to the Ministry of Culture and General Administration of Press and Publication before October 30, 2013 and shall use its best efforts to obtain such filing as soon as practical; Chukong shall mark the filing serial number on obvious places of such domestic on-line games immediately after obtaining the filing serial numbers.

5.20 Imported On-line Game Filing. Chukong shall use its best efforts to make filing application for all of its imported on-line games to the Ministry of Culture and General Administration of Press and Publication before December 31, 2013 and shall use its best efforts to obtain such filings as soon as practical.

5.21 Filing for Non-operational Website. Chukong shall apply for filings for “cocospark.com” as a non-operational website with the Ministry of Industry and Information Technology or close such website before September 30, 2013 and shall use its best efforts to obtain such filings as soon as practical.

5.22 Filings for Leased Properties. The PRC Subsidiaries shall use its best efforts to make filings for their respective leased properties with local Housing Administration Bureau as soon as possible and within three (3) months following the Closing.

5.23 Filings for Finance Registration Certificate. WFOE shall apply for Finance Registration Certificate before December 31, 2013.

5.24 Advertising Business. Without the prior approval or permission of the relevant Governmental Authority, the Covenantors shall procure the WFOE not to, and WFOE shall not, conduct any advertisement business that exceeds its business scope. Any advertisement business shall be conducted by Chukong or other Group Company to the extent as permitted by applicable laws.

5.25 As soon as possible and within twelve (12) months following the Closing, the Company shall provide supporting documents to the satisfactory of the Investors evidencing that Guangzhou HuoLieNiao Network Technology Co., Ltd. has repaid RMB800,000 loan to Chukong.

5.26 As soon as possible and within sixty (60) days following the Closing, the Company shall establish the mechanism with regard to the key performance indicators for the issuance of the Ordinary Shares under Earn-Out ESOP reserved for Chen Haozhi and Liu Guanqun.

5.27 Anti-Corruption. The Company covenants that it shall not, and shall not permit any of the Group Company, its Subsidiaries or Affiliates or any of its or their respective directors, officers, managers, employees, independent contractors, representatives or agents to promise, authorize or make any payment to, or otherwise contribute any item of value to, directly or indirectly, to any third party, including any non-U.S. official, in each case, in violation of the U.S. Foreign Corrupt Practices Act (the “FCPA”), the U.K. Bribery Act, or any other applicable anti-bribery or anti-corruption law. The Company further covenants that it shall, and shall cause each of the Group Company, its Subsidiaries and Affiliates to cease all of its or their respective activities, as well as remediate any actions taken by the Group Companies, the Company’s Subsidiaries or Affiliates, or any of their respective directors, officers, managers, employees, independent contractors, representatives or agents in violation of the FCPA, the U.K. Bribery Act, or any other applicable anti-bribery or anti-corruption law. The Company further covenants that it shall, and shall cause each of the Group Company, its Subsidiaries and Affiliates to maintain systems of internal controls (including, but not limited to, accounting systems, purchasing systems and billing systems) to ensure compliance with the FCPA, the U.K. Bribery Act, or any other applicable anti-bribery or anti-corruption law.

5.28 Execution of a series of agreements. The WFOE, Tianshengchengye, Jia Yan and Hou Yingtao shall enter into the equity pledge agreement, the loan agreement, the exclusive business cooperation agreement, the exclusive option agreement, the power of attorney, the spousal consent and the nominee letter in form and substance satisfactory to the Investors as soon as possible and within one (1) month following the Closing.

6. CONDITIONS TO INVESTORS’ OBLIGATIONS AT THE CLOSING.

The obligations of the Investors to purchase its Purchased Shares at the Closing is subject to the fulfillment, to the satisfaction of the Investors on or prior to the Closing Date, or waiver in writing by the Investors, of the following conditions:

6.1 Representations and Warranties True and Correct. The representations and warranties made by each of the Covenantors in Section 3 hereof shall be true, correct and complete when made and on the Closing Date with the same force and effect as if they had been made on and as on such date (except as otherwise specified therein).

6.2 Performance of Obligations. Each of the Covenantors shall have performed and complied with all agreements, covenants, obligations and conditions contained in the Transaction Agreements that are required to be performed or complied with by it on or before the Closing Date.

6.3 Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated under this Agreement the Transaction Agreements and all documents and instruments incident to such transactions shall be satisfactory in substance and form to the Investors, and the Investors shall have received all such counterpart originals or certified or other copies of such documents as it may reasonably request.

6.4 Approvals, Consents and Waivers. Each Group Company shall have obtained any and all approvals, consents and waivers necessary for consummation of the transactions contemplated under the Transaction Agreements, including, but not limited to, all permits, authorizations, approvals, consents or permits of any governmental authority or regulatory body in connection with the issuance of the Purchased Shares at Closing.

6.5 Compliance Certificate. Each Group Company shall have delivered a certificate to the Investors, dated the Closing Date, signed by its respective president or director, and in case of PRC Subsidiaries, signed by its respective legal representatives, certifying that the conditions specified in Section 6 have been fulfilled and stating that there has been no Material Adverse Effect since the date of this Agreement.

6.6 Execution of the Shareholders Agreement. The Company shall have delivered the Shareholders Agreement to the Investors, in the form attached as Exhibit F, duly executed by the Company and all other parties thereto (except for the Investors).

6.7 Register of Members. The Investors shall have received a copy of the register of members of the Company, certified by the registered agent of the Company as true and complete as on the Closing Date, updated to show the Investors as the holder of the Purchased Shares as on the Closing Date.

6.8 Due Diligence. The Investors shall have completed their legal, financial, technical and business due diligence investigation of the Group Companies to their satisfaction.

6.9 No Material Adverse Effect. There shall have been no Material Adverse Effect since the date of this Agreement.

6.10 Employment Agreement, Non-Compete, Confidentiality and Invention Assignment. Prior to the Closing, each employee of each Group Company shall have duly entered into an employment agreement with the relevant company. Furthermore, each Key Employee shall have entered into an employment agreement with the relevant Group Company in such form and substance satisfactory to the Investors. Such employment agreement shall contain effective provisions regarding the employee’s obligations on non-compete, confidentiality and invention assignment in such form and substance satisfactory to the Investors.

6.11 Key Employees’ Non-compete Letter. Prior to the Closing, each Key Employee shall have duly entered into a non-compete and full-time undertaking letter with the Company and the Investors in the form attached hereto as Exhibit J.

6.12 Mark of the Serial Number of Network Culture Operation License. Chukong shall mark the serial number of its Network Culture Operation License on all of its websites printed on the Network Culture Operation License prior to the Closing Date.

6.13 Indemnification Agreements. The Company shall have executed and delivered to the Series D Lead Investor an indemnification agreement in respect of the director of the Company to be appointed by the Series D Lead Investor in the form attached hereto as Exhibit K.

6.14 Board of the Company and HK Co. Each of the Company and HK Co. shall have a board of directors composed of eight (8) directors, among which one (1) director shall be appointed by Northern Light Venture Capital II, Ltd. (the “Series A Director”), one (1) director shall be appointed by Steamboat Ventures V, L.P. (the “Series B Director”), one(1) director shall be appointed by the Series C Lead Investor (the “Series C Director”), one (1) director shall be appointed by the Series D Lead Investor (the “Series D Director”), and four (4) directors be appointed by the holders of the Ordinary Shares. An updated register of directors of each of the Company and HK Co. certified by the registered agent of each of the Company and HK Co. shall have been delivered to the Investors.

6.15 Board of the PRC Subsidiaries. The amendments to articles of association, or the new articles of association of the PRC Subsidiaries, the Appointment Letters for new directors and shareholders’ resolution of each of the PRC Subsidiaries reflecting the composition of the boards of directors and the quorum and voting mechanism of such PRC Subsidiaries being identical to that of the board of directors of the Company shall have been delivered to the Investors according to this Agreement prior to Closing.

6.16 Opinion of Counsels. The Investor has received legal opinions addressed to the Investors from the PRC, and Cayman Islands counsel to the Group Companies, each dated the Closing Date, in form and substance satisfactory to the Investors.

6.17 Submission of Business Plan. The Group Companies have submitted a detailed business plan and budget for the twelve (12) months following the Closing, which is satisfactory to the Investors.

6.18 Approval from Investment Committee. Each of the Investor has obtained the approval from its respective investment committees in respect of the transactions contemplated under this Agreement and the Transaction Agreements, including a management presentation by the Founders and the key management of the PRC Companies to such Investor’s investment committees.

6.19 Financial Reports. The Group Companies have submitted to the Investors unaudited financial statements of the PRC Companies for the period ended July 31, 2013.

6.20 Management Rights Letter. The Group Companies shall have delivered to the Investors a management rights letter, duly executed by the Group Companies, in form and substance satisfactory to the Investors.

6.21 Approval by the sole director of the BVI Companies. Each of the sole director of the BVI Companies has duly approved the transactions contemplated under this Agreement and the Transaction Agreements.

7. CONDITIONS TO GROUP COMPANIES’ OBLIGATIONS AT THE CLOSING

The obligations of the Group Companies under this Agreement with respect to the Investors are subject to the fulfillment, or waiver in writing by the Investors, at or before the Closing, of the following conditions:

7.1 Representations and Warranties. The representations and warranties of the Investors contained in Section 4 hereof shall be true, correct and complete in all material respects as on the Closing Date.

7.2 Payment of Purchase Price. The Investors have delivered to the Company evidence of irrevocable wire instructions reflecting payment of the Series D Purchase Price in accordance with Section 2.

7.3 Execution of the Shareholders Agreement. The Investors have executed and delivered to the Company the Shareholders Agreement.

8. INDEMNIFICATION

8.1 Survival of Representations and Warranties. The representations and warranties made herein shall survive the Closing.

8.2 Indemnification. From and after the Closing Date, the Covenantors shall, jointly and severally, indemnify, defend and hold harmless the Investors and any of the Investors’ Affiliates, and any of the Investors’ or its Affiliates’ officers, directors, employees, or agents (the “Indemnified Parties”), from and against any and all Losses (as defined below), subject to the Indemnification Cap (as defined below), arising out of, relating to, connected with or incidental to: (i) any breach of any representation or warranty made by any of the Covenantors in the Transaction Agreements, (ii) any failure by the Covenantors to comply with any covenant or agreement contained in the Transaction Agreements (other than the covenant made under the Section 5.26 hereunder) or in any other documents or agreements contemplated hereby or thereby, and (iii) untimely filing of tax returns, delay in tax payments, and underpaid or overdue tax payments by any Group Company in respect of the individual income tax withholding obligations of any Group Company, provided, however, that the Investors shall firstly require the Covenantors other than the Founders to indemnify them according to this Section 8. The agreements in this Section 8 shall survive any termination of this Agreement.

8.3 Definition of Losses and Indemnification Cap. As used in this Agreement, “Losses” means all losses, liabilities, damages, deficiencies, diminution in value, suits, debts, obligations, interest, penalties, expenses, judgments or settlements of any nature or kind, including all costs and expenses related thereto, including without limitation reasonable attorneys’ fees and disbursements, court costs, amounts paid in settlement and expenses of investigation, whether at law or in equity, whether known or unknown, foreseen or unforeseen, of any kind or nature. As used in this Agreement, “Indemnification Cap” shall mean the respective purchase price actually paid by the Investors for the subscription of the Series D Preferred Shares at the Closing.

8.4 Founders’ Specific Indemnification. The Founders shall jointly and severally indemnify the Group Companies from and against the Losses the Group Companies may suffer resulting from, arising out of, relating to or caused by the Founder’s personal liability-related disputes, litigations or proceedings involving or having an adverse impact on any of the Group Companies. In fulfilling the aforesaid indemnification liabilities, any Founder shall have the discretion to choose either his respective equity interest in the Group Companies or other non-stock assets owned by such Founder for the indemnification, provided that the fair market value of the equity interest in the Group Companies or the non-stock assets held by such Founder shall be determined by an independent appraiser selected jointly by the Indemnified Parties and such indemnifying Founder.

9. CONFIDENTIALITY AND NON-DISCLOSURE

9.1 Disclosure of Terms. The terms and conditions of this Agreement, the other Transaction Agreements and all exhibits and schedules attached hereto and thereto (collectively, the “Financing Terms”), including their existence, shall be considered confidential information and shall not be disclosed by any party hereto to any third party except in accordance with the provisions set forth below.

9.2 Press Releases. The Investors may, at their option and in their sole and absolute discretion, issue a press release disclosing that the Investors have invested in the Group Companies. Such press release may provide the details of such investment. If any Investor exercises the option to issue a press release, which exercise shall occur prior to the Closing Date, such release shall be the only press release issued relating to such financing, and the Investor’s delay in issuing or failing to issue a release after exercise of this option or immediately following the Closing Date shall not be a waiver of the Investor’s right set forth herein. If the Investors do not exercise the option to issue a press release, then within sixty (60) days after the Closing Date, the Group Companies may issue a press release disclosing that the Investors have invested in the Group Companies, provided that (a) the press release does not disclose the amount or terms of the investment; and (b) the final form of the press release is approved in advance in writing by the Investors. The names of the Investors and the fact that the Investors are the shareholders of the Group Companies can be included in a reusable press release boiler statement, so long as the Investors have given the Group Companies its initial approval of such boilerplate statement and the boilerplate statement is reproduced in exactly the form in which it was approved. No other announcement regarding the Financing Terms or the Investors in a press release, conference, advertisement, announcement, professional or trade publication, mass marketing materials or otherwise to the general public may be made without the prior written consent of the Investors.

9.3 Permitted Disclosures. Notwithstanding the foregoing,

(a) any party may disclose any of the Financing Terms to its current or bona fide prospective investors, employees, investment bankers, lenders, accountants and attorneys, in each case only where such persons or entities are under appropriate nondisclosure obligations;

(i) The Investors may disclose their investment in the Group Companies and the Financing Terms of their investment to third parties or to the public at their sole discretion and, if they do so, the Group Companies may disclose to third parties any such information disclosed in a press release or other public announcement by the Investors;

(ii) The Investors are entitled to disclose to any bona fide proposed transferee of shares any information, documents or materials known to or in the possession of the Investors, and the Group Companies shall provide any assistance or cooperation reasonably requested by the Investors or any proposed transferee in connection with such proposed transferee’s due diligence investigation of the Group Companies; and

(iii) The directors designated by the Investors shall be entitled to disclose the Financing Terms and other information related to the Group Companies for the purposes of fund reporting or inter-fund reporting or to the Investors’ fund manager, other funds managed by the Investors’ fund manager and their respective auditors, counsel, directors, officers, employees, lenders, shareholders or investors.

9.4 Legally Compelled Disclosure. In the event that any party is requested or becomes legally compelled (including without limitation, pursuant to securities laws and regulations) to disclose the existence of this Agreement or any of the Financing Terms in contravention of the provisions of this Section 9, such party (the “Disclosing Party”) shall provide the other parties with prompt written notice of that fact so that the appropriate party may seek (with the cooperation and reasonable efforts of the other parties) a protective order, confidential treatment or other appropriate remedy. In such event, the Disclosing Party shall furnish only that portion of the information which is legally required and shall exercise its best efforts (and cooperate with the other parties’ efforts) to obtain confidential treatment of materials so disclosed.

10. MISCELLANEOUS

10.1 Governing Law. This Agreement shall be governed by and construed exclusively in accordance with the laws of Hong Kong.

10.2 Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, permitted assigns, heirs, executors and administrators of the parties hereto whose rights or obligations hereunder are affected by such amendments. This Agreement and the rights and obligations herein may be assigned by the Investors to any Affiliate of the Investors after the Closing. None of the Group Companies may assign its rights or delegate its obligations under this Agreement without the written consent of the Investors.

10.3 Entire Agreement. This Agreement, the Shareholders Agreement, any other Transaction Agreements, and the schedules and exhibits hereto and thereto, which are hereby expressly incorporated herein by this reference constitute the entire understanding and agreement among the parties with regard to the subjects hereof and thereof; provided, however, that nothing in this Agreement or related agreements shall be deemed to terminate or supersede the provisions of any confidentiality and nondisclosure agreements executed by the parties hereto prior to the date hereof, which agreements shall continue in full force and effect until terminated in accordance with their respective terms.

10.4 Notices. Any notice required or permitted pursuant to this Agreement shall be given in writing and in English and shall be given either personally or by sending it by express courier service, fax, electronic mail or similar means to the address as shown below the signature of such party on the signature page of this Agreement (or at such other address as such party may designate by fifteen (15) days’ advance written notice to the other parties to this Agreement given in accordance with this Section 10.4). Where a notice is sent by express courier service, service of the notice shall be deemed to be effected by properly addressing, pre-paying and sending by express service through an internationally-recognized courier a letter containing the notice, with a confirmation of delivery, and to have been effected at the expiration of three (3) days after the letter containing the same is sent as aforesaid. Where a notice is sent by fax or electronic mail, service of the notice shall be deemed to be effected by properly addressing, and sending such notice through a transmitting organization, with a written confirmation of delivery, and to have been effected on the day the same is sent as aforesaid.

10.5 Amendments and Waivers. Any term of this Agreement may be amended only with the written consent of the Company, the HK Co., the PRC Subsidiaries, the Founders, the BVI Companies and the Investors. Any amendment or waiver effected in accordance with this Section 10.5 shall be binding upon the Company, the HK Co., the PRC Subsidiaries, the Founders, the Investors and their respective assigns.

10.6 Interpretation; Titles and Subtitles. This Agreement shall be construed according to its fair language. The rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in interpreting this Agreement. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement. Unless otherwise expressly provided herein, all references to Sections and Exhibits herein are to Sections and Exhibits of this Agreement.

10.7 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument. Facsimile and e-mailed copies of signatures shall be deemed to be originals for purposes of the effectiveness of this Agreement.

10.8 Severability. If any provision of this Agreement is found to be invalid or unenforceable, then such provision shall be construed, to the extent feasible, so as to render the provision enforceable and to provide for the consummation of the transactions contemplated hereby on substantially the same terms as originally set forth herein, and if no feasible interpretation would save such provision, it shall be severed from the remainder of this Agreement, which shall remain in full force and effect unless the severed provision is essential to the rights or benefits intended by the parties. In such event, the parties shall use best efforts to negotiate, in good faith, a substitute, valid and enforceable provision or agreement which most nearly effects the parties’ intent in entering into this Agreement.

10.9 Further Assurances. Each party shall from time to time and at all times hereafter make, do, execute, or cause or procure to be made, done and executed such further acts, deeds, conveyances, consents and assurances without further consideration, which may reasonably be required to effect the transactions contemplated by this Agreement and any other Transaction Agreements.

10.10 Dispute Resolution.

(a) Negotiation Between Parties. The parties agree to negotiate in good faith to resolve any dispute between them regarding this Agreement. If the negotiations do not resolve the dispute to the reasonable satisfaction of all parties within thirty (30) days, Section 10.11(b) shall apply.

(b) Arbitration. In the event the parties are unable to settle a dispute between them regarding this Agreement in accordance with subsection (a) above, such dispute shall he referred to and finally settled by arbitration at the Hong Kong International Arbitration Centre (the “Centre”) in accordance with the UNCITRAL Arbitration Rules in effect, which rules are deemed to be incorporated by reference into this subsection (b). The arbitration tribunal shall consist of three arbitrators; one of whom shall be appointed by the Investors, one of whom shall be appointed by the Group Companies, and the third arbitrator, who shall be the presiding arbitrator, shall be appointed by the Centre. The language of the arbitration shall be English.

10.11 Expenses. If the Closing occurs, the Group Companies shall reimburse the Investors, for the legal and financial, internal administrative and other out-of-pocket expenses incurred by the Investors, including but without limitation, the costs and expenses incurred by the Investors in conducting due diligence on the Group Companies and in preparing, negotiating, translating and executing all documents (including but not limited to the expenses of the Investors’ outside legal counsel, accountants and other advisers and any translation, notarization and legalization expenses necessary for PRC government approval). The Group Companies shall also reimburse the Investors for any and all reasonable expenses of the Investors’ outside legal counsel incurred after the Closing, including but not limited to expenses relating to document review, notice, waiver or amendments of investor rights. The aforesaid expenses and costs payable to Investors shall be capped to US$80,000 in any case.

10.12 Termination. This Agreement may be terminated by the Investors on or after six months upon the date hereof, by written notice to the Group Companies, if the Closing has not occurred on or prior to such date. In the event of termination of this Agreement, this Agreement shall become null and void, and be of no further force and effect, except that the parties shall continue to be bound by the provisions of Sections 8, 9, and 10 hereof. Nothing in this section shall be deemed to release any party from any liability for any breach of this Agreement prior to the effective date of such termination. Any termination under this Section 10.13 shall be without prejudice to any claims for damages or other remedies that the parties may have under this Agreement or applicable law.

10.13 Rights Cumulative. Each and all of the various rights, powers and remedies of a party hereto shall be considered to be cumulative with and in addition to any other rights, powers and remedies which such party may have at law or in equity in the event of the breach of any of the terms of this Agreement. The exercise or partial exercise of any right, power or remedy will neither constitute the exclusive election thereof nor the waiver of any other right, power or remedy available to such party.

10.14 No Waiver. Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof will not be deemed a waiver of such term, covenant, or condition, nor will any waiver or relinquishment of, or failure to insist upon strict compliance with, any right, power or remedy power hereunder at any one or more times be deemed a waiver or relinquishment of such right, power or remedy at any other time or times.

10.15 No Presumption. The parties acknowledge that any applicable law that would require interpretation of any claimed ambiguities in this Agreement against the party that drafted it has no application and is expressly waived. If any claim is made by a party relating to any conflict, omission or ambiguity in the provisions of this Agreement, no presumption or burden of proof or persuasion shall be implied because this Agreement was prepared by or at the request of any party or its counsel.

10.16 Specific Performance. Each of the parties hereto recognizes and acknowledges that a breach by it of any covenants or agreements contained in this Agreement will cause the other party to sustain damage for which it would not have an adequate remedy at law for money damages, and therefore each of the parties hereto agrees that in the event of any such breach the aggrieved party shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity.

REMAINDER OF THIS PAGE LEFT INTENTIONALLY BLANK

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as a deed on the date and year first above written.

REMAINDER OF THIS PAGE LEFT INTENTIONALLY BLANK

SIGNATURE PAGE TO SERIES D PREFERRED SHARE PURCHASE AGREEMENT

Executed as a deed by

Directouch Holdings Limited

(Incorporated in the Cayman Islands)

/s/ CHEN Haozhi	(seal affixed)

Authorised Signatory
Name: CHEN Haozhi
Title: Director

Address: Room 2001, 17/F, Building 3, No. 6, Futong East Street, Chaoyang District, Beijing

SIGNATURE PAGE TO SERIES D PREFERRED SHARE PURCHASE AGREEMENT

Signed, sealed and delivered as a deed by

Directouch Management Limited

(Incorporated in Hong Kong)

/s/ CHEN Haozhi	(seal affixed)

Authorised Signatory
Name: CHEN Haozhi
Title: Director

Address: Address: Room 2001, I7/F, Building 3, No. 6, Futong East Street, Chaoyang District, Beijing

SIGNATURE PAGE TO SERIES D PREFERRED SHARE PURCHASE AGREEMENT

Executed as a deed by

Beijing Chukong Aipu Technology Co., Ltd.

(Incorporated in the PRC)

/s/ CHEN Haozhi	(seal affixed)

Authorised Signatory
Name: CHEN Haozhi
Title: Legal Representative

Address: Room 2001, 17/F, Building 3, No. 6, Futong East Street, Chaoyang District, Beijing

SIGNATURE PAGE TO SERIES D PREFERRED SHARE PURCHASE AGREEMENT

Executed as a deed by

Beijing Chukong Technology Co., Ltd.

(Incorporated in the PRC)

/s/ CHEN Haozhi	(seal affixed)

Authorised Signatory
Name: CHEN Haozhi
Title: Legal Representative

Address: Room 2001, 17/F, Building 3, No. 6, Futong East Street, Chaoyang District, Beijing

SIGNATURE PAGE TO SERIES D PREFERRED SHARE PURCHASE AGREEMENT

Executed as a deed by

Beijing Wan’ai Technology Co., Ltd.

(Incorporated in the PRC)

/s/ CHEN Haozhi	(seal affixed)

Authorised Signatory
Name: CHEN Haozhi
Title: Legal Representative

Address: Room 501S, 5/F, No. 36 Chuan.gye Thong Road, Haidian District, Beijing

SIGNATURE PAGE TO SERIES D PREFERRED SHARE PURCHASE AGREEMENT

Executed as a deed by

Chengdu Chukong Technology Co., Ltd.

(Incorporated in the PRC)

/s/ LIU Guanqun	(seal affixed)

Authorised Signatory
Name: LIU Guanqun

Address: Address: Room 2001, 17/F, Building 3, No. 6, Futong East Street, Chaoyang District, Beijing

SIGNATURE PAGE TO SERIES D PREFERRED SHARE PURCHASE AGREEMENT

Executed as a deed by

Xiamen Yaji Software Co., Ltd.

(Incorporated in the PRC)

/s/ CHEN Haozhi	(seal affixed)

Authorised Signatory
Name: CHEN Haozhi
Title: Legal Representative

Address: Room 2001, 17/F, Building 3, No. 6, Futong East Street, Chaoyang District, Beijing

SIGNATURE PAGE TO SERIES D PREFERRED SHARE PURCHASE AGREEMENT

Executed as a deed by

Beijing Tianshengchengye Information Technology Co., Ltd.

(Incorporated in the PRC)

/s/ CHEN Haozhi	(seal affixed)

Authorised Signatory
Name: CHEN Haozhi

Address: Room 2001, 17/F, Building 3, No. 6, Futong East Street, Chaoyang District, Beijing

SIGNATURE PAGE TO SERIES D PREFERRED SHARE PURCHASE AGREEMENT

Executed as a deed by

Directouch Success Partners Limited

(Incorporated in the British Virgin Islands)

/s/ MA Fei	(seal affixed)

Authorised Signatory
Name: MA Fei
Title: Sole Shareholder

Address: Room 2001, 17/F, Building 3, No. 6, Futong East Street, Chaoyang District, Beijing

SIGNATURE PAGE TO SERIES D PREFERRED SHARE PURCHASE AGREEMENT

Executed as a deed by

Directouch Group Limited

(Incorporated in the British Virgin Islands)

/s/ CHEN Haozhi	(seal affixed)

Authorised Signatory
Name: CHEN Haozhi
Title: Sol Shareholder

Address: Room 2001, 17/F, Building 3, No. 6, Futong East Street, Chaoyang District, Beijing

SIGNATURE PAGE TO SERIES D PREFERRED SHARE PURCHASE AGREEMENT

Executed as a deed by

Directouch Development Group Limited

(Incorporated in the British Virgin Islands)

/s/ LIU Guanqun	(seal affixed)

Authorised Signatory
Name: LIU Guanqun
Title: Sole Shareholder

Address: Room 2001, 17/F, Building 3, No. 6, Futong East Street, Chaoyang District, Beijing

SIGNATURE PAGE TO SERIES D PREFERRED SHARE PURCHASE AGREEMENT

Signed. sealed and delivered as a deed by

MA Fei

/s/ MA Fei

Address: Room 2001, 17/F, Building 3, No. 6, Futong East Street, Chaoyang District, Beijing

SIGNATURE PAGE TO SERIES D PREFERRED SHARE PURCHASE AGREEMENT

Signed. sealed and delivered as a deed by

CHEN Haozhi

/s/ CHEN Haozhi

Address: Room 2001, 17/F, Building 3, No. 6, Futong East Street, Chaoyang District, Beijing

SIGNATURE PAGE TO SERIES D PREFERRED SHARE PURCHASE AGREEMENT

Signed. sealed and delivered as a deed by

LIU Guanqun

/s/ LIU Guanqun

Address: Room 2001, 17/F, Building 3, No. 6, Futong East Street, Chaoyang District, Beijing

SIGNATURE PAGE TO SERIES D PREFERRED SHARE PURCHASE AGREEMENT

Executed as a deed by

Brightfish Investment Ltd

(Incorporated in the Cayman Islands)

/s/ Authorised Signatory
Authorised Signatory
Name:

Address: 190 Elgin Avenue, George Town, Grand Cayman KY1-9005, Cayman Islands

with a copy to

Address: Suites 1702-03, 17/F, One Exchange Square, 8 Connaught Place, Central, Hong Kong

Attn: Director

SIGNATURE PAGE TO SERIES D PREFERRED SHARE PURCHASE AGREEMENT

Executed as a deed by

GGV CAPITAL IV L.P.
By:	GGV Capital IV L.L.C., its General Partner

By:	/s/ Hany Nada
Name:	Hany Nada
Title:	Managing Director

Address:	2494 Sand Hill Road, Suite 100
Menlo Park, CA 94025, U.S.A.
Attn:	Stephen Hyndman

with a copy to

Address:	Unit 3501, IFC II,
8 Century Avenue
Shanghai 200120, P. R. C
Attn:	Jenny Lee

SIGNATURE PAGE TO SERIES D PREFERRED SHARE PURCHASE AGREEMENT

Executed as a deed by

GGV CAPITAL IV ENTREPRENEURS FUND L.P.
By:	GGV Capital IV L.L.C., its General Partner

By:	/s/ Hany Nada
Name:	Hany Nada
Title:	Managing Director

Address:	2494 Sand Hill Road, Suite 100
Menlo Park, CA 94025, U.S.A.
Attn:	Stephen Hyndman

with a copy to

Address:	Unit 3501, IFC II,
8 Century Avenue
Shanghai 200120, P. R. C
Attn:	Jenny Lee

SIGNATURE PAGE TO SERIES D PREFERRED SHARE PURCHASE AGREEMENT

Executed as a deed by

GGV CT Limited

By:	/s/ Lee Hong Wei, Jenny
Name:	Lee Hong Wei, Jenny
Title:	Director

Address:	2494 Sand Hill Road, Suite 100
Menlo Park, CA 94025, U.S.A.
Attn:	Stephen Hyndman

with a copy to

Address:	Unit 3501, IFC II,
8 Century Avenue
Shanghai 200120, P. R. C
Attn:	Jenny Lee

SIGNATURE PAGE TO SERIES D PREFERRED SHARE PURCHASE AGREEMENT

Executed as a deed by

Steamboat Ventures V, L.P.
(Incorporated in Cayman Islands)

By:	Steamboat Ventures Manager V, L.P.
Its:	General Partner

By:	Steamboat Ventures GP V, Ltd.
Its:	General Partner	(seal affixed)

/s/ Liping Fan
Authorised Signature
Name:	Liping Fan
Capacity:	Director

Address:	3601 West Olive Avenue, Suite 650
Burbank, CA 91505, USA

SIGNATURE PAGE TO SERIES D PREFERRED SHARE PURCHASE AGREEMENT

Executed as a deed by

Northern Light Venture Capital 11, Ltd.

(Incorporated in Cayman Islands)

(seal affixed)

/s/ Jeffrey D. Lee
Authorised Signatory
Name:	Jeffrey D. Lee
Capacity:	Director

Address: Suite 1720, Hutchison House, 10 Harcourt Road, Central, Hong Kong

SIGNATURE PAGE TO SERIES D PREFERRED SHARE PURCHASE AGREEMENT

LIST OF EXHIBITS

Exhibit A	Schedule of Founders

Exhibit B	Schedule of Investors

Exhibit C	Restated Articles

Exhibit D	Disclosure Schedule

Exhibit E	Fully-Diluted Share Capital of the Company upon Closing

Exhibit F	Shareholders Agreement

Exhibit G	List of Key Employees

Exhibit H	List of Trademark License

Exhibit I	List of Intellectual Properties held by the certain individuals and Group Company other than WFOE

Exhibit J	Founders’ Non-compete and Full-time Undertaking Letter

Exhibit K	Indemnification Agreement

Exhibit A Schedule of Founders

Founders	Number of Ordinary Shares Prior to Closing	Number of Ordinary Shares Upon Closing
CHEN Haozhi	22,500,000	22,500,000
LIU Guanqun	22,500,000	22,500,000
MA Fei	5,000,000	5,000,000

Total	50,000,000	50,000,000

Exhibit B Schedule of Investors

Investors	Number of Series D Preferred Shares	Consideration for Series D Preferred Shares
Brightfish Investment Ltd	11,159,948	US$	34,500,000
GGV Capital IV L.P.	2,850,843	US$	8,813,130.12
GGV Capital IV Entrepreneurs Fund L.P.	60,448	US$	186,869.88
GGV CT Limited	646,954	US$	2,000,000
Steamboat Ventures V, L.P.	970,430	US$	3,000,000
Northern Light Venture Capital II, Ltd.	485,215	US$	1,500,000

Total	16,173,838	US$	50,000,000

Exhibit E Fully-Diluted Share Capital of the Company upon Closing

Shareholders	Number of Shares	Percentage of Shareholding Upon Closing (with ESOP)	Percentage of Shareholding Upon Closing (without ESOP)
The Founders
CHEN Haozhi	22,500,000 Ordinary Shares	14.05%	15.55%
LIU Guanqun	22,500,000 Ordinary Shares	14.05%	15.55%
MA Fei	5,000,000 Ordinary Shares	3.12%	3.45%
The Investors
Northern Light Venture Capital II, Ltd.	14,285,700 Series A Preferred Shares	8.92%	9.87%
Northern Light Venture Capital II, Ltd.	8,095,960 Series B Preferred Shares	5.06%	5.59%
Northern Light Venture Capital II, Ltd.	7,822,418 Series C Preferred Shares	4.89%	5.40%
Northern Light Venture Capital II, Ltd.	485,215 Series D Preferred Shares	0.30%	0.34%
Steamboat Ventures V, L.P.	13,636,364 Series B Preferred Shares	8.52%	9.42%
Steamboat Ventures V, L.P.	3,671,747 Series C Preferred Shares	2.29%	2.54%
Steamboat Ventures V, L.P.	970,430 Series D Preferred Shares	0.61%	0.67%
Sequoia Capital 2010 CV Holdco, Ltd.	10,227,273 Series B Preferred Shares	6.39%	7.07%
Sequoia Capital 2010 CV Holdco, Ltd.	2,713,900 Series C Preferred Shares	1.69%	1.88%
GGV Capital IV L.P.	14,225,712 Series C Preferred Shares	8.88%	9.83%
GGV Capital IV Entrepreneurs Fund L.P.	301,636 Series C Preferred Shares	0.19%	0.21%
GGV Capital IV L.P.	2,850,843 Series D Preferred Shares	1.78%	1.97%
GGV Capital IV Entrepreneurs Fund L.P.	60,448 Series D Preferred Shares	0.04%	0.04%
GGV CT Limited	646,954 Series D Preferred Shares	0.40%	0.45%

Shareholders	Number of Shares	Percentage of Shareholding Upon Closing (with ESOP)	Percentage of Shareholding Upon Closing (without ESOP)
Brightfish Investment Ltd	11,159,948 Series D Preferred Shares	6.97%	7.71%
ESOP	10,542,850 Ordinary Shares	6.58%	—
Series D ESOP	4,852,151 Ordinary Shares	3.03%	—
Warrant to NLVC	3,571,450 Series A Preferred Shares, pursuant to the Warrant, amounting to an aggregate warrant price of US$300,000	2.23%	2.47%

TOTAL	160,120,999	100%	100%

Exhibit G List of Key Employees

Exhibit H List of Trademark License

List of Trademark needs license from third parties

Logo	Application Number	Catalogue

	9739330	42

	9710222	41

	9710202	41

	9832769	41

	8124115	9

Exhibit I List of Intellectual Properties held by certain individuals and Group Company other than WFOE

The following Intellectual Properties are registered under name of Chukong:

Category	Name

Trademark	Application Number: 9149239

Trademark	Application Number: 9719774

Trademark	Application Number: 9719803

Trademark	Application Number: 9330269

Trademark	Application Number: 9330310

Trademark	Application Number: 9710152

Trademark	Application Number: 10545474

Trademark	Application Number: 10545446

Trademark	Application Number: 10545434

Trademark	Application Number: 10545401

Trademark	Application Number: 10545395
Domain Name	COCOACHINA.COM
Domain Name	dajiaotong.cn
Domain Name	cocimg.com
Domain Name	newapp.cn
Domain Name	appget.cn